Exhibit 10.16

RELEASE OF CLAIMS AND SEVERANCE MODIFICATION

THIS RELEASE OF CLAIMS AND SEVERANCE MODIFICATION (this “Release”) is made by Randy Milby (“Executive”) and CorMedix, Inc. (the “Company”) as of the date on the signature page hereof.

Executive acknowledges that he previously executed an Employment Agreement (the “Agreement”) that included, among other items, a promise of severance pay and other benefits the Company in certain situations, contingent upon Executive’s execution of a release of claims.  Pursuant to the terms of the Agreement and Company’s promise to provide severance pay and other benefits, Executive execute this Release.

In addition, Executive and the Company agree to amend the Agreement, which amendment each acknowledges as consideration to the other.  Accordingly, Executive and the Company agree as follows:

1. Amendment of Section 7(a).  Section 7(a) of the Agreement is hereby deleted and replaced with the following:

Executive understands and recognizes that his services to Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information and Executive agrees that, during the Term and the twelve month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business involving the development or commercialization of a preventive anti-infective product that would be a direct competitor of Neutrolin or a product containing taurolodine (the "Business of Company"), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of such Person, in any capacity that requires or could result in Executive’s intentional or unintentional use of the Confidential and Proprietary Information and/or requires Executive to perform services substantially similar to those performed for the benefit of the Company during the Term, within the geographic area in which Company does business, which is deemed by the Parties hereto to be the United States and the European Union, provided, however, that nothing shall prohibit Executive from performing executive duties for any business that is not in the Business of Company.  Executive acknowledges that, due to the unique nature of Company's business, Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of Company.  Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; and further notwithstanding the foregoing, nothing contained in this Section 7(a) shall preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a "Division") if: (i) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of Company, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of Company (individually, a "Competitive Division" and collectively, the "Competitive Divisions") and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise's consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive's commencement of employment with or provision of services to the Division.

2. Amendment of Section 10(c).  Section 10(c) of the Agreement is hereby deleted and replaced with the following:

If Company terminates Executive's employment other than as a result of Executive's death or Disability and other than for Cause or if Executive terminates Executive's employment for Good Reason, then Company shall (i) continue to pay to Executive his Base Salary and benefits for a period of twelve (12) months following the effective date of the Executive’s separation from service (such period of payment referred to herein as the "Section 10(c) Termination Benefits Period"), or, in the case of benefits, such time as Executive receives equivalent coverage and benefits under plans and programs of a subsequent employer; and (ii) provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of Company. In addition, all equity grants of any kind, including Restricted Shares, warrants and unvested Stock Options held by Executive shall be accelerated and deemed to have vested as of the termination date. All Stock Options and warrants that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of Executive's termination shall remain exercisable until the later to occur of (x) the expiry of sixty (60) months following the termination date or (y) the expiry of sixty (60) months following the date on which Executive’s service on the Company’s Board of Directors shall end; provided in no event shall Executive be able to exercise after the respective last expiration date of such Stock Options or warrants. Notwithstanding anything to the contrary, if any of Executive's benefits pursuant to Section 10(c)(i) hereof cannot be provided to former employees, Company shall provide Executive, in a single lump sum payment within ninety (90) days of separation from service, with payment in whatever amount is necessary for Executive to purchase the equivalent benefit(s), with the payment grossed up as necessary to comport with the tax-free nature of Company's direct provision of certain of those benefits.  All payments, benefits and/or grants under this Section 10(c) shall be subject to Executive's execution and delivery within twenty-one (21) days of separation from service of a separation agreement in a form that is acceptable to Company, including without limitation non-disparagement and confidentiality provisions, an agreement to cooperate post-separation of employment and a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, with such payments, benefits, and/or grants commencing sixty (60) days from Executive's separation from service, except that any such payments, benefits, and/or grants that are exempt from Section 409A (as described in Section 13) and that would otherwise be payable during the sixty (60) day period may at the discretion of the Company be paid before the end of the sixty (60) day period.

3. Release.  Executive, on his own behalf and on behalf of his heirs, personal representatives, successors and assigns, hereby release and forever discharge the Company and each of its Affiliates and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to date he signs this Release including, but not limited to, (i) any and all claims related to Executive’s employment with Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in the Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of Company or its Affiliates; and (iv) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Older Workers Benefit Protection Act, any act relating to military service, any New York law related to human rights and/or civil rights, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Executive and Company (the “Released Claims”), except that notwithstanding anything contained in this Release, Executive understands that he is not releasing any claims which cannot by law be released.

4. Covenant Not to Sue.  Executive further covenants and agrees that he will not sue any of the Released Parties on any ground arising out of or related to any of the Released Claims.  Executive acknowledges and agrees that this covenant does not preclude him from filing a charge or complaint with any government agency, to the extent permitted by law, but expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to him as a result of any such charge or complaint involving the Company.

5. Acknowledgements.  In making this Release, Executive further represents and acknowledges that:

(a) He is voluntarily entering into and signing this Release;

(b) The claims waived, released and discharged in the above Release include any and all claims Executive has or may have arising out of or related to his employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c) Those claims waived, released and discharged in this Release do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date he signs this Release;

(d) The payments and benefits conditioned upon Executive’s execution of this Release constitute consideration that Executive was not entitled to receive before the effective date of this Release absent the execution of this Release;

(e) Executive was given twenty-one (21) days within which to consider this Release;

(f) The Company has advised Executive of his right to consult with an attorney regarding this Release before executing the Release and encouraged him to exercise that right;

(g) Executive may revoke this Release at any time within seven (7) days after the date he signs this Release, and this document will not become effective or enforceable until the eighth (8th) day after the date he signs this Release (on which day this Release will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h) EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

We hereby execute this Release on the 3rd day of August, 2015.

/s/ Randy Milby
Randy Milby

CorMedix, Inc.

By:  /s/ Cora M. Tellez

Name:  Cora Tellez

Title:  Chair, CorMedix Board